UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2006

ADVANCED BIOENERGY, LLC

(Exact name of small business issuer as specified in its charter)

Delaware	333-125335	20-2281511
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

137 N. 8th Street, Geneva, Nebraska 68361
(Address of principal executive offices)

(402) 759-3773
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The following disclosures are made in compliance with both (i) Item 1.01 Entry into a Material Definitive Agreement; and (ii) Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant:

On April 27, 2006, Advanced BioEnergy, LLC (the “Company”) entered into a Loan and Trust Agreement with the County of Fillmore, State of Nebraska (the “Issuer”) and Wells Fargo, N.A. (the “Trustee”) wherein the Issuer will issue and sell $7,000,000 of Subordinate Exempt Facilities Revenue Bonds, Series 2006A (the “Bonds”) the interest on which is expected to be exempt from inclusion as gross income of the holder of the Bonds for federal and state income tax purposes. The Issuer has agreed to then loan the proceeds from the sale of the Bonds to the Company.

The Company agrees to repay the loan by making loan payments to the Issuer in an amount equal to the aggregate principal amount of the Bonds from time to time outstanding, and the premium, if any, and interest thereon at maturity, upon redemption, upon acceleration, or when otherwise payable. The obligation of the Company to make the loan payments under the Loan and Trust Agreement is evidenced by the execution and delivery of a promissory note by the Company. Repayment of the Bonds and the security for the Bonds is subordinate to a senior loan and credit facility between the Company and CoBank, ACB and Farm Credit Services of America, FLCA.

The proceeds of the Bonds are to be used, in order (i) to provide financing for a portion of the costs of the acquisition and installation of certain eligible solid waste disposal facilities which are to be a part of an ethanol production facility (the “Facility”) to be constructed in the Village of Fairmont, in the County of Fillmore, Nebraska; (ii) to fund a debt service reserve fund; (iii) to pay interest during construction in an amount approximately equal to 20 months interest on the Bonds; and (iv) to pay a portion of the costs of issuance of the Bonds.

Defaults under the Loan and Trust Agreement include, but are not limited to: (i) failure to pay any installment of principal or any payment of interest or premium on the loan or the note; (ii) failure to observe or perform any of the covenants, agreements or conditions of the Company contained in the Loan and Trust Agreement or in the security documents; and (iii) falseness of any representation or warranty made by the Company in any material adverse respect as of the time made or given. Upon the occurrence of a default by the Company, the Trustee may declare all loan repayments for the remainder of the term of the Loan and Trust Agreement to be immediately due and payable by the Company and may declare the entire outstanding principal balance of the loan, together with all interest accrued thereon, to be due and payable and take whatever action at law or in equity to collect the loan repayments then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under the Loan and Trust Agreement. However, the ability of the Trustee to take such actions upon default is also subject to certain terms and conditions found in a Debt Subordination Agreement between CoBank, ACB, the Company and the Trustee.

The Bonds are secured by a Subordinate Deed of Trust and Security Agreement granted by the Company to the Trustee pursuant to which the Company conveyed to the Trustee a mortgage lien on the real property and fixtures constituting the Facility and security interests in all tangible personal property located on the mortgaged real property or used in connection with the Facility as security for repayment of the Bonds. The lien of the Subordinate Deed of Trust shall be subordinate to the lien of a deed of trust and security agreement given by the Company in favor of CoBank, ACB and Farm Credit Services of America.

The Bonds will be purchased by Oppenheimer & Co., in Minneapolis, Minnesota (the ”Underwriter”). In exchange for certain compensation, the Underwriter agreed to purchase the Bonds, subject to the terms of a Bond Purchase Agreement between the Issuer, the Company and the Underwriter. The Bond Purchase Agreement provides that the Underwriter shall purchase all Bonds if any are purchased. The Company agrees under the Bond

Purchase Agreement to indemnify the Underwriter and the Issuer against certain liabilities, including certain liabilities under federal and state securities laws.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BIOENERGY, LLC

Date:	May 3, 2006	/s/ Revis L. Stephenson
Revis L. Stephenson III (Chairman and Principal Executive Officer)